Exhibit 5.1

[Opinion of]

CRAVATH, SWAINE & MOORE LLP
[New York Office]

                        , 2007

Ladies and Gentlemen:

        We have acted as counsel for OSG America L.P., a Delaware limited partnership (the "Partnership"), in connection with the registration statement on Form S-1, as amended (Registration No. 333-145341) (the "Registration Statement"), filed by the Partnership with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of 8,625,000 common units representing limited partner interests, covering the offer and sale by the Partnership of 7,500,000 common units (the "Primary Units") and, if exercised, the offer and sale by the Partnership of 1,125,000 additional common units (the "Additional Units") to the underwriters (the "Underwriters") pursuant to the terms of the underwriting agreement (the "Underwriting Agreement") to be executed by the Partnership and certain of its affiliates and Citigroup Global Markets Inc. and UBS Securities LLC, as Representatives of the Underwriters.

        In that connection, we have examined the Delaware Revised Uniform Limited Partnership Act (the "Act"), the Registration Statement and the exhibits thereto and originals, or copies certified or otherwise identified to our satisfaction, of such documents, partnership records, certificates of public officials and officers or representatives of the Partnership and other instruments and documents as we have deemed necessary or appropriate for the purposes of this opinion, including the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement").

        Based on the foregoing, we are of the opinion that when issued and delivered against payment therefor in accordance with the terms of the Partnership Agreement, the Underwriting Agreement and the Registration Statement, the Primary Units and Additional Units will be duly authorized, validly issued, fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Act.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP Cravath, Swaine & Moore LLP

OSG America L.P.
        Two Harbour Place
                302 Knights Run Avenue
                        Suite 1200
                                Tampa, Florida 33602